Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THIRD AMENDED AND RESTATED BY-LAWS
OF HYZON MOTORS INC.

The undersigned hereby certifies that he is the duly elected and qualified President and Acting Chief Executive Officer of Hyzon Motors Inc., a Delaware corporation (the “Corporation”), and that the Third Amended and Restated By-Laws of the Corporation (as amended from time to time, the “By-laws”) were amended by unanimous written consent of the Board of Directors of the Corporation, effective as of February 27, 2025, to amend and restate Section 1.5 of the By-laws in its entirety as follows:

“Section 1.5    Quorum. At each meeting of stockholders, except where otherwise provided by law, the certificate of incorporation of the Corporation (as amended, restated, amended and restated, or otherwise modified, the “Certificate of Incorporation”) or these By-laws, the holders of one-third of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on a matter at the meeting, present in person or represented by proxy, shall constitute a quorum. For purposes of the foregoing, where a separate vote by class or classes is required for any matter, the holders of one-third of the voting power of the outstanding shares of such class or classes, present in person or represented by proxy, shall constitute a quorum to take action with respect to that vote on that matter. Two or more classes or series of capital stock shall be considered a single class if the holders thereof are entitled to vote together as a single class at the meeting. In the absence of a quorum of the holders of any class of capital stock entitled to vote on a matter, the Board, the Chairperson, or the presiding person of the meeting may on his or her own motion adjourn, recess or postpone the meeting from time to time in the manner provided by Section 1.4 until a quorum of such class shall be so present and represented without the approval of the stockholders who are present in person or represented by proxy and entitled to vote.”

The foregoing amendment to the By-laws has not been modified, amended, rescinded or revoked and remain in full force and effect on the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused the foregoing amendment to the By-laws to be signed by its General Counsel & Chief Legal Officer this 27th day of February, 2025.

/s/ John Zavoli
Name: John Zavoli
Title: General Counsel & Chief Legal Officer